Exhibit 99.1

        Alaska Communications Systems Reports First Quarter 2007 Results

        - Revenue Increased 9.6% to $90.6 Million, Up from $82.6 Million
                              First Quarter 2006 -

        - Cash Provided by Operating Activities Increased 82.7% to $27.8
                                    Million -

        - EBITDA Increased 14.9% to $32.5 Million, Up from $28.3 Million
                              First Quarter 2006 -

                       - Increases 2007 Annual Guidance -

                 - Provides Insight into Strategic Investment -

     ANCHORAGE, Alaska--(BUSINESS WIRE)--April 26, 2007--Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today reported financial results for its first quarter ended March 31, 2007.

     "Our market position, strong business fundamentals and track record of execution continue to contribute to superior financial performance, growing cash flows and a strengthened balance sheet," said Liane Pelletier, ACS president, chief executive officer and chair. "First quarter performance delivered year-over-year revenue growth of 10 percent and EBITDA growth of 15 percent fueled by our wireless and data offerings. Given first quarter performance, we are increasing annual guidance today for revenue, EBITDA and wireless capital expenditures."

     Financial Highlights: First Quarter 2007 Compared to First Quarter 2006

     -- Revenues increased 9.6 percent to $90.6 million, compared to $82.6 million in the prior year quarter.

     -- Operating income increased 63.7 percent to $14.6 million, compared to $8.9 million in the prior year quarter.

     -- Net income was $7.6 million, or $0.17 per share (diluted). In the first quarter 2006, the Company incurred a net loss of $8.4 million, or $0.20 per share, of which $9.7 million was attributable to loss on extinguishment of debt.

     -- Net cash provided by operations increased 82.7 percent to $27.8 million, compared to $15.2 million in the prior year quarter.

     -- EBITDA increased 14.9 percent to $32.5 million, compared to $28.3 million in the prior year quarter. First quarter 2007 EBITDA benefited from the final out-of-period CETC receipt of $700,000.

     -- Cash, restricted cash and short-term investments increased to $37.8 million, compared to $25.1 million in the prior year quarter.

     -- Net leverage ratio declined to 3.2 times EBITDA, compared to 3.7 times in the prior year quarter.

     David Wilson, ACS senior vice president and chief financial officer, said, "Wireless continues to drive significant top and bottom line expansion; wireless revenue grew 29.5 percent over the prior year with subscribers and average revenue per user (ARPU) growing by 15.4 percent and 5.8 percent, respectively, and foreign roaming revenue increasing 74.7 percent to $3.2 million. In addition to strong wireless revenue performance, wireline revenue increased marginally to $58.8 million from $58.1 million in the prior year quarter."

     "The strength of our revenue performance, coupled with stringent cost containment driven by process improvement, delivered exceptional cash flow performance. Net cash provided by operating activities increased to $27.8 million from $15.2 million in the prior year quarter, which included $8.9 million in debt redemption charges and accrued interest settlements. After giving effect to these debt settlement cash outflows, cash from operations increased over 15 percent," added Wilson.

     Metric Highlights: First Quarter 2007 Compared to Fourth Quarter 2006

     -- Increased the total number of retail customer relationships across all product lines by approximately 4,300 to over 450,000.

     -- Increased wireless subscribers by 2.6 percent, or over 3,500, bringing the total to approximately 137,500.

     -- Improved overall average wireless monthly churn to 1.4 percent compared to 1.8 percent in the prior quarter. Prior period churn has been restated to negate the gross up of installs and disconnects that was caused by certain account changes.

     -- Increased wireless ARPU, now $60.60, up from $60.01 in Q4, inclusive of CETC revenue of $10.26 and $9.85, respectively.

     -- Increased long distance subscribers by over 1,000 to approximately 65,000 customers.

     -- Retail local access lines declined by 0.5 percent to 194,000 while DSL lines increased 3.1 percent to 45,400 lines. DSL line gains were almost 1,400, exceeding retail local access line losses of less than 1,000.

     -- Recorded approximately 245,900 total local access lines. Total local access lines decreased by approximately 6,800 or 2.7 percent, driven by wholesale access lines leaving the network.

     2007 Business Outlook

     For the full-year 2007 ACS is increasing its revenue, EBITDA and wireless growth capital expenditure guidance. Revenues are now expected to be in the range of $360 million to $370 million versus prior guidance of $350 million to $360 million; EBITDA to be in the range of $120 million to $124 million versus prior guidance of $118 million to $122 million; and capital expenditures are expected to be approximately $46 million versus prior guidance of approximately $42 million. ACS is reaffirming its maintenance capital expenditure guidance at approximately $37 million and the increase in guidance is solely attributable to wireless, primarily related to customer-driven wireless footprint expansion, and is funded by excess cash it expects to generate in 2007. ACS is reaffirming its cash interest expense guidance which is expected to be approximately $27 million. The guidance presented is exclusive of ACS' strategic investment.

     Strategic Investment

     Pelletier stated, "Building on the company's track record of extracting profitable growth from the Alaska market, ACS is looking to extend and enhance its proven business model with a strategic investment in a fiber facility between Alaska and the Pacific Northwest, positioning ACS to more effectively compete for an estimated $200 million in existing carrier, enterprise and government demand; serve burgeoning broadband growth; and benefit from favorable macroeconomic trends in Alaska. We believe this investment would allow ACS to capture the full value of its wireline and wireless Alaska infrastructure and enable ACS to continue to deliver best-in-class growth. ACS is completing a very detailed feasibility study and project plan for the fiber and we look forward to providing additional insight on today's conference call including estimates of an up front investment cost of $75 million to $90 million; annual cash costs, inclusive of financing costs, of $10 million to $12 million; and a commercial launch date of early 2009."

     Wilson added, "We are well positioned from a liquidity standpoint, exiting the quarter with $37.8 million in cash and restricted cash. We also have adequate debt capacity to finance our strategic investment having reduced our net leverage ratio by over a turn since year-end 2004 to 3.2 times. ACS remains committed to its current dividend and management believes the strategic investment can further expand future cash flow per share."

     Conference Call

     The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time to discuss first quarter results. For parties in the United States and Canada, call 800-257-6566 to access the earnings call. Parties outside the United States and Canada can access the call at 303-275-2170.

     The live webcast of the conference call is accessible from the "Events Calendar" section of the company's website (www.alsk.com). The webcast will be archived on the ACS website. A telephonic replay of the conference call will also be available two hours after the call and will run until April 30, 2007 at midnight ET. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11088068. Parties outside the United States and Canada should call 303-590-3000 and enter pass code 11088068.

     About Alaska Communications Systems

     ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

     Forward-Looking EBITDA Guidance

     This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2007. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

     Forward-Looking Statements

     This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, whether the company undertakes the strategic investment described above as well as the company's ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the infrastructure subject to the investment, and the products and services it may derive therefrom. The company cannot assure you that the strategic investment, if made, will generate sufficient revenue at acceptable cost. Other factors are, without limitation, fluctuations in wireless revenue, including roaming revenue; changes in company's relationships with its roaming partners; increased competition, including wireline facilities-based competition; changes in capital expenditures, strategic investments, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; changes in revenue from Universal Service Funds; regulatory limitations on the company's ability to change its pricing or bundle its communications services or other public policy changes; the continued availability of financing necessary to support future business; changes in accounting policies or practices; changes in the demand for the company's products and services, retail and wholesale; rapid technological developments in the telecommunications industry; changes in interest rates or other general national, regional or local economic conditions, including changes in tourism in Alaska. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the year ended December 31, 2006. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

     All information in this release is as of April 26, 2007. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.


                                                            Schedule 1

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
         (Unaudited, in Thousands, Except per Share Amounts)


                                                 Three Months Ended
                                                      March 31,
                                               -----------------------
                                                  2007        2006
                                               -----------------------
Operating revenues:
 Wireline                                      $   58,831 $    58,134
 Wireless                                          31,742      24,508
                                               -----------------------
  Total operating revenues                         90,573      82,642

Operating expenses:
 Wireline                                          43,849      42,105
 Wireless                                          15,860      13,814
 Depreciation and amortization                     16,288      17,097
 Loss on disposal of assets                             3         722
                                               -----------------------
  Total operating expenses                         76,000      73,738

Operating income                                   14,573       8,904

Other income and expense:
 Interest expense                                  (7,610)     (7,974)
 Loss on extinguishment of debt                         -      (9,650)
 Interest income                                      529         392
 Other                                                 80         (44)
                                               -----------------------
  Total other income and expense                   (7,001)    (17,276)
                                               -----------------------

Net income (loss) before income tax expense         7,572      (8,372)

 Income tax expense                                    (7)          -
                                               -----------------------

Net income (loss)                              $    7,565 $    (8,372)
                                               =======================

Net income (loss) per share:
 Basic                                         $     0.18 $     (0.20)
                                               =======================
 Diluted                                       $     0.17 $     (0.20)
                                               =======================

Weighted average shares outstanding:
 Basic                                             42,384      41,790
                                               -----------------------
 Diluted                                           43,876      41,790
                                               -----------------------


                                                            Schedule 2

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                     CONSOLIDATED BALANCE SHEETS
          (Unaudited, In Thousands Except Per Share Amounts)


                                               March 31,  December 31,
                   Assets                        2007        2006
                                             -------------------------
Current assets:
 Cash and cash equivalents                   $    35,686 $     36,860
 Restricted cash                                   2,081        1,700
 Accounts receivable-trade, net of allowance
  of $7,507 and $7,434                            36,071       39,801
 Materials and supplies                            9,325        7,977
 Prepayments and other current assets              3,456        3,514
                                             -------------------------
  Total current assets                            86,619       89,852

Property, plant and equipment                  1,172,904    1,164,450
Less: accumulated depreciation and
 amortization                                    782,163      767,907
                                             -------------------------
 Property, plant and equipment, net              390,741      396,543

Goodwill                                          38,403       38,403
Intangible Assets                                 21,604       21,604
Debt issuance costs                                8,968        9,437
Deferred charges and other assets                  4,698        6,482
                                             -------------------------
Total assets                                 $   551,033 $    562,321
                                             =========================

    Liabilities and Stockholders' Equity
                  (Deficit)
Current liabilities:
 Current portion of long-term obligations    $     1,013 $      1,025
 Accounts payable-affiliate                            -        2,942
 Accounts payable, accrued and other current
  liabilities                                     56,656       62,307
 Advance billings and customer deposits            9,703       10,667
                                             -------------------------
  Total current liabilities                       67,372       76,941

Long-term obligations, net of current portion    436,837      437,188
Other deferred credits and long-term
 liabilities                                      75,770       72,881
                                             -------------------------
Total liabilities                                579,979      587,010
                                             -------------------------

Stockholders' equity (deficit):
 Common stock, $.01 par value; 145,000
  authorized                                         427          423
 Paid in capital in excess of par value          278,514      288,055
 Accumulated deficit                            (307,168)    (314,733)
 Accumulated other comprehensive income
  (loss)                                            (719)       1,566
                                             -------------------------
  Total stockholders' equity (deficit)           (28,946)     (24,689)
                                             -------------------------
Commitments and contingencies
Total liabilities and stockholders' equity
 (deficit)                                   $   551,033 $    562,321
                                             =========================


                                                            Schedule 3

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      (Unaudited, in Thousands)

                                                   Three Months Ended
                                                        March 31,
                                                  --------------------
                                                    2007      2006
                                                  --------------------

Cash Flows from Operating Activities:
 Net income (loss)                                $  7,565 $   (8,372)
 Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
    Depreciation and amortization                   16,288     17,097
    Loss on disposal of assets, net                      3        722
    Gain on sale of long-term investment              (152)         -
    Amortization of debt issuance costs and
     original issue discount                           473      3,734
    Stock based compensation                         1,682      1,576
    Changes in components of assets and
     liabilities:
       Accounts receivable and other current
        assets                                       2,440      4,415
       Accounts payable and other current
        liabilities                                 (2,505)      (538)
       Deferred charges and other assets               146       (526)
       Other deferred credits                        1,814     (2,917)
                                                  --------------------

 Net cash provided by operating activities          27,754     15,191

Cash Flows from Investing Activities:
    Investment in construction and capital
     expenditures                                  (10,020)    (8,415)
    Change in unsettled construction and capital
     expenditures                                   (7,142)    (7,319)
    Purchase of short-term investments             (17,225)    (7,500)
    Proceeds from the sale of short-term
     investments                                    17,225     16,025
    Liquidation of long-term investments               162          -
    Placement of funds in restricted account        (1,982)         -
    Release of funds from escrow                     1,601          -
                                                  --------------------

 Net cash used by investing activities             (17,381)    (7,209)

Cash Flows from Financing Activities:
    Payments of long-term debt                        (418)   (61,270)
    Proceeds from the issuance of long-term debt         -     52,900
    Debt issuance costs                                  -     (1,349)
    Payment of dividend on common stock             (9,099)    (8,336)
    Issuance of common stock                        (2,030)      (125)
                                                  --------------------

 Net cash used by financing activities             (11,547)   (18,180)

Decrease in cash and cash equivalents               (1,174)   (10,198)

Cash and cash equivalents, beginning of period      36,860     28,877
                                                  --------------------

Cash and cash equivalents, end of period          $ 35,686 $   18,679
                                                  ====================

Supplemental Cash Flow Data:
 Interest paid                                    $  7,268 $    9,992
 Income taxes paid, net of refund                      134          -

Supplemental Noncash Transactions:
 Property acquired under capital leases and
  mortgages                                       $     51 $        -
 Dividend declared, but not paid                     9,189      9,032


                                                            Schedule 4

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
              SCHEDULE OF WIRELINE REVENUES AND EXPENSES
                      (Unaudited, in Thousands)


                                                   Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                    2007      2006
                                                 ---------------------

Local network service and other                  $  25,593 $   24,249
Network access                                      21,737     24,026
                                                 ---------------------
 Local telephone                                    47,330     48,275
 Internet                                            7,072      5,986
 Interexchange                                       4,429      3,873
                                                 ---------------------
  Total wireline revenue                         $  58,831 $   58,134
                                                 =====================


 Local telephone                                 $  32,710 $   32,109
 Internet                                            7,933      7,892
 Interexchange                                       3,206      2,104
                                                 ---------------------
  Total wireline expense                         $  43,849 $   42,105
                                                 =====================


                                                            Schedule 5

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                    SCHEDULE OF EBITDA CALCULATION
                      (Unaudited, in Thousands)

                                                       Three Months
                                                           Ended
                                                         March 31,
                                                    ------------------
                                                      2007     2006
                                                    ------------------

Net cash provided by operating activities           $ 27,754 $ 15,191
 Adjustments to reconcile net income to net cash
  (provided) used by operating activities:
      Depreciation and amortization                  (16,288) (17,097)
      Loss on disposal of assets, net                     (3)    (722)
      Gain on sale of long-term investment               152        -
      Amortization of debt issuance costs and
       original issue discount                          (473)  (3,734)
      Stock based compensation                        (1,682)  (1,576)
      Changes in components of assets and
       liabilities:
         Accounts receivable and other current
          assets                                      (2,440)  (4,415)
         Accounts payable and other current
          liabilities                                  2,505      538
         Deferred charges and other assets              (146)     526
         Other deferred credits                       (1,814)   2,917
                                                    ------------------
Net income (loss)                                   $  7,565 $ (8,372)
 Add (subtract):
      Interest expense                                 7,610    7,974
      Loss on extinguishment of debt                       -    9,650
      Interest income                                   (529)    (392)
      Depreciation and amortization                   16,288   17,097
      Loss on disposal of assets, net                      3      722
      Gain on sale of equity investment in directory
       business                                         (152)       -
      Income tax expense                                   7        -
      Stock based compensation                         1,682    1,576
                                                    ------------------
       EBITDA                                       $ 32,474 $ 28,255
                                                    ==================


Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net gain before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, amortization of intangibles and stock based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.


                                                            Schedule 6

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                ALLOCATION OF STOCK BASED COMPENSATION
                      (Unaudited, in Thousands)



                  Three Months Ended           Three Months Ended
                    March 31, 2007               March 31, 2006
             ---------------------------- ----------------------------
                 As      Stock                As      Stock
              reported   Based             reported   Based
                 on     Compen-               on     Compen-
             Schedule 1  sation  Adjusted Schedule 1  sation  Adjusted
             ---------- -------- -------- ---------- -------- --------

Operating
 expenses:
 Wireline      $43,849  $(1,507) $42,342    $42,105  $(1,426) $40,679
 Wireless       15,860     (175)  15,685     13,814     (150)  13,664
 Depre-
 ciation and
  amor-
 tization       16,288        -   16,288     17,097        -   17,097
 Loss on
  disposal of
  assets, net        3        -        3        722        -      722
             ---------- -------- -------- ---------- -------- --------
  Total
   operating
   expenses    $76,000  $(1,682) $74,318    $73,738  $(1,576) $72,162
             ========== ======== ======== ========== ======== ========



The balances reported on Schedule 1 - Statement of Operations, include the company's adoption of FAS 123R Accounting for Stock-Based
 Compensation. This schedule shows the company's operating performance prior to that expense being recorded to allow analysis of the operating segments without these non-cash charges.


                                                            Schedule 7

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                INVESTMENT IN CONSTRUCTION AND CAPITAL
                      (Unaudited, in Thousands)

                                          Three Months Ended
                                              March 31,
                                      2007                2006
                               ------------------- -------------------

Cash outlay for construction
 and capital expenditures      $           10,020  $            8,415

Non-cash capital lease                         51                   -
                               ------------------- -------------------

Investment in construction and
 capital                       $           10,071  $            8,415
                               =================== ===================

  Prefunded growth                          1,860               4,066

  Maintenance and other                     8,211               4,349
                               ------------------- -------------------

Investment in construction and
 capital                       $           10,071  $            8,415
                               =================== ===================


                                                           Schedule 8A

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                             (Unaudited)


                                      March 31, December 31, March 31,
                                        2007       2006        2006
                                     ---------------------------------

Local telephone:
     Retail access lines               193,851      194,815   197,415
     Resale access lines                10,573       11,226    13,030
     UNE lines                          41,453       46,626    55,036
                                     ---------------------------------
     Total local telephone access
      lines                            245,877      252,667   265,481
                                     =================================

     Average local telephone access
      lines for the quarter            249,272      255,899   268,183
     Average monthly local telephone
      revenue per line for the
      quarter                        $   63.29 $      63.09 $   60.00
     Quarterly growth rate in local
      telephone access lines              -2.7%        -2.5%     -2.0%

Wireless:
     Covered population                542,193      541,940   527,509

     Post-paid wireless subscribers    128,247      125,064   111,178
          Average post-paid wireless
           subscribers                 126,656      123,065   109,161

          Average monthly churn for
           the quarter (a)                 1.3%         1.5%      1.5%

          Average monthly revenue
           per subscriber for the
           quarter (b)               $   63.11 $      62.16 $   60.36

     Prepaid wireless subscribers        6,452        5,907     4,103
     Resale wireless subscribers         2,812        3,017     3,859

     Total wireless subscribers        137,511      133,988   119,140
          Average subscribers for
           the quarter                 135,750      131,779   118,339

          Average monthly churn for
           the quarter (a)                 1.4%         1.8%      2.0%

          Penetration                     25.4%        24.7%     22.6%

          Average monthly revenue
           per subscriber for the
           quarter (b)               $   60.60 $      60.01 $   57.30

Long Distance:
     Long distance subscribers          65,043       63,995    58,552
     Average subscribers for the
      quarter                           64,519       62,990    57,435
     Average monthly revenue per
      subscriber for the quarter     $   22.88 $      21.18 $   22.48

Internet:
     DSL subscribers                    45,448       44,066    38,179
     Dial-up subscribers                11,728       12,591    15,846
                                     ---------------------------------
     Total Internet subscribers         57,176       56,657    54,025
                                     =================================

     Average subscribers for the
      quarter                           56,917       55,978    53,635
     Average monthly DSL & dial-up
      revenue per subscriber for the
      quarter                        $   29.01 $      28.88 $   29.23


(a) Prior period churn has been restated to negate the gross up of installs and disconnects that were caused by certain account changes. In prior periods, December 31, 2006 churn was reported at 1.8% and 2.1% and March 31, 2006 churn was reported at 1.9% and 2.4%, for post-paid and total subscribers, respectively.

(b) CETC added $10.76 and $10.29 to postpaid wireless ARPU in the first quarter of 2007 and fourth quarter of 2006, respectively and $9.33 in the first quarter of 2006. CETC added $10.26 and $9.85 to total wireless ARPU in the first quarter of 2007 and fourth quarter of 2006, respectively and $8.93 in the first quarter of 2006. Out of period CETC revenue is excluded from ARPU.


                                                           Schedule 8B

              ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                             (Unaudited)


                                 March 31,  December 31,
                                   2007        2006      Net Movement
                                ----------- ------------ -------------
Wireline retail relationships

 Local telephone retail access
  lines                            193,851      194,815          (964)
 Interexchange subscribers          65,043       63,995         1,048
 Internet subscribers               57,176       56,657           519
                                ----------- ------------ -------------
                                   316,070      315,467           603
Wireless retail relationships

 Post-paid wireless subscribers    128,247      125,064         3,183
 Prepaid wireless subscribers        6,452        5,907           545
                                ----------- ------------ -------------
                                   134,699      130,971         3,728
                                ----------- ------------ -------------

  Total retail relationships       450,769      446,438         4,331
                                =========== ============ =============


     CONTACT: ACS Investors (Investors)
              Alaska Communications Systems
              Investor Relations, 907-564-7556
              investors@acsalaska.com
              or
              ACS Corporate Communications (Media)
              Mary Gasperlin, 907-297-3000
              Director, Corporate Communications
              mary.gasperlin@acsalaska.com